Exhibit 99(D)(8)

THE SHARES OF COMMON STOCK SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. TRANSFER OF SUCH SHARES IS ALSO RESTRICTED BY THE TERMS OF THIS AGREEMENT AND BY THE TERMS OF THE STOCKHOLDERS AGREEMENT WITH VBR HOLDING CORPORATION.

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of July 3, 2003, is entered into by and between Gregory Webb, an individual (the “Investor”), and VBR Holding Corporation, a Delaware corporation (the “Company”).

Investor is currently a stockholder in Varsity Brands, Inc., a Delaware corporation (“Varsity”), and is the owner of 7,610 shares (the “Rollover Shares”) of common stock, par value $0.01 per share, of Varsity (“Varsity Shares”);

In connection with that certain Agreement and Plan of Merger, dated April 21, 2003 (the “Merger Agreement”), by and among Varsity, the Company and VB Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub shall merge with and into Varsity, with Varsity as the surviving corporation (the “Merger”);

Subject to the terms and conditions of this Agreement, Investor desires, prior to the Merger, to contribute to the Company the Rollover Shares in exchange (the “Contribution”) for 7,610 newly issued shares (the “Exchange Shares”) of common stock, par value $0.01 per share, of the Company (the “Shares”);

For United States federal income tax purposes, it is intended that the contribution of the Rollover Shares to the Company in exchange for newly issued shares of capital stock of the Company, taken together with (a) the contribution of securities and/or cash by other investors to the Company in exchange for Shares, and (b) the contribution by an affiliate of Leonard Green & Partners, L.P. of cash to the Company in exchange for newly issued Shares and shares of preferred stock of the Company, will qualify as a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended; and

In connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, the Company, Investor and certain other holders of Varsity Shares and options to acquire Varsity Shares will enter into a Stockholders Agreement with terms and conditions substantially similar to those described in Exhibit B-1 hereto (the “Stockholders Agreement”);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

1.                                       Contribution of the Rollover Shares.

1.1                                 Contribution of the Rollover Shares in Exchange for the Exchange Shares.  On the terms and conditions set forth herein, Investor agrees to subscribe for, and the Company agrees to issue to Investor, 7,610 Shares in exchange for the contribution by the Investor of the Rollover Shares.

1.2                                 Closing.  The closing (the “Closing”) of the Contribution shall occur immediately prior to the closing of the Merger; provided that the Company shall provide at least three (3) business days notice of such time and date to Investor.  The Closing shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or such other place determined by the parties.

1.3                                 Failure to Consummate the Merger. In the event that after the contribution and exchange of the Exchange Shares for the Rollover Shares as set forth in Section 1.1, the Merger fails to be consummated for any reason whatsoever and the Merger Agreement is terminated, the parties hereto agree that concurrently with the termination of the Merger Agreement, regardless of the price at which the Varsity Shares are quoted at that time on the American Stock Exchange or any other national securities exchange on which the common stock of Varsity is listed, the Company shall return to Investor the Rollover Shares and Investor shall return to the Company the Exchange Shares.  In such event, Investor shall have no claim against the Company other than the right to receive such Rollover Shares upon return of the Exchange Shares.

1.4                                 Conditions to Closing.  The Closing of the Contribution shall be subject to satisfaction of the following conditions unless waived in writing by the Company:

(a)  No Law or Orders.  No Law (as defined in the Merger Agreement) shall have been enacted, entered, issued or promulgated (and remain in effect) by any Governmental Entity (as defined in the Merger Agreement) which prohibits or materially restricts the consummation of the transactions contemplated hereby.

(b)  No Legal Proceedings.  No Governmental Entity shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing date.

(c)  Merger Agreement Conditions.  The conditions to the Merger Agreement shall have been satisfied or waived and the parties to the Merger Agreement shall have represented that they intend to consummate the Merger immediately following consummation of the Contribution.

(d)  Representations and Warranties.  All representations and warranties in this Agreement by the Investor shall be true and correct in all respects on the date when made and on and as of the Closing date with the same effect as if made on and as of the Closing date.

(e)  Covenants and Agreements.  Investor shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement or in any agreement, certificate or instrument to be executed pursuant hereto which are required to be performed or complied with at or prior to the Closing.

(f)  Stockholders Agreement.  Investor and the other parties to the Stockholders Agreement shall have executed and delivered the Stockholders Agreement to the Company.

1.5                                 Company Deliveries.  At the Closing, the Company shall deliver to Investor stock certificates representing the Exchange Shares to be received by Investor.

1.6                                 Investor Deliveries.  At the Closing, Investor shall deliver to the Company the following:

(a)                                  certificate(s) evidencing the Rollover Shares, endorsed in blank (or together with duly executed stock powers in form and substance reasonably satisfactory to the Company); and

(b)                                 a certificate of Investor confirming the fulfillment of the conditions set forth in Sections 1.4(d) and (e).

2.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to Investor as follows.

2.1                                 Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having full corporate power and authority to own its properties and to carry on its business as conducted.

2.2                                 Authority.  The Company has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby.  The Company has duly executed and delivered this Agreement.  This Agreement is a valid, legal and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

2.3                                 Shares Duly Authorized.  All of the Shares to be issued to Investor pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

3.                                       Representations and Warranties of the Investor.  Investor hereby represents and warrants to the Company as follows.

3.1                                 Organization.  Investor is of legal age, competent to enter into a contractual obligation, and a citizen of the United States of America.  The principal place of business or principal residence of Investor is as shown on the signature page of this Agreement.

3.2                                 Ownership of the Rollover Shares.  Investor is the sole record and beneficial owner of the Rollover Shares, free and clear of any claim, lien, security interest, mortgage, deed of trust, pledge, charge, conditional sale or other title retention agreement, lease, preemptive right, right of first refusal, option, restriction, tenancy, easement, license or other encumbrance of any kind.  Neither Investor nor any of its affiliates is a party to, or bound by, any contract, arrangement, agreement, instrument or order (other than this Agreement and the Voting Agreement (as defined in the Merger Agreement)) (i) relating to the sale, repurchase, assignment, or other transfer of any capital stock or equity securities of Varsity, (ii) relating to the receipt of dividends, proxy rights, or voting rights of any capital stock or other equity securities of Varsity, or (iii) relating to rights to registration under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any capital stock or equity securities of Varsity.

3.3                                 Authority.  Investor has the requisite power and authority to deliver this Agreement, perform Investor’s obligations herein, and consummate the transactions contemplated hereby.  Investor has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform Investor’s obligations herein and to consummate the transactions contemplated hereby.  This Agreement is a valid, legal and binding obligation of Investor enforceable against Investor in accordance with its terms.

3.4                                 Investor Intent.  Investor is acquiring the Exchange Shares for Investor’s own account as principal, for investment purposes only, not for any other person or entity and not for the purpose of resale or distribution. Investor is not subscribing for the Exchange Shares from the Company in a fiduciary capacity.

3.5                                 Financial Status.  (a)  Investor is an Accredited Investor (as defined in Rule 501(a)(3), (5), (6), (7) or (8) of Regulation D promulgated under the Securities Act) and (i) Investor’s individual net worth or joint net worth with Investor’s spouse at the time of the execution of this Agreement is in excess of $1,000,000 or (ii) Investor had an individual income in excess of $200,000 in each of the two (2) most recent years or joint income with Investor’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(b)                                 Investor is able to bear the economic risk of an investment in the Shares for an indefinite period of time, has adequate means of providing for his or her current financial needs and personal contingencies, has no need for liquidity in the investment in the Shares, understands that Investor may not be able to liquidate his or her investment in the Company in an emergency, if at all, and can afford a complete loss of the investment.

(c)                                  Investor has delivered to the Company an executed Investment Qualification Questionnaire in the form attached hereto.  The information contained therein is complete and accurate in all material respects.

3.6                                 No General Solicitation.  Investor has received no general solicitation or general advertisement in connection with the Contribution or an investment in the Company.  Investor has received no other representations or warranties from the Company or any other person acting on behalf of the Company, other than those contained in this Agreement.

3.7                                 No Reliance.  Investor did not look to, or rely in any manner upon, the Company, Varsity or any of their respective affiliates, directors, officers, employees or representatives for advice about tax, financial or legal consequences of a purchase of or investment in the Shares, and none of the Company, Varsity or any of their respective affiliates, directors, officers, employees or representatives has made or is making any representations to investor about, or guaranties of, tax, financial or legal outcomes of a purchase of or an investment in the Shares.

3.8                                 Accuracy of Information.  As of the date hereof and as of the Closing, the representations and warranties of Investor contained herein and all information provided by Investor to the Company concerning Investor, his or her financial position and his or her knowledge of financial and business matters including, but not limited to, the information set forth in the Investment Qualification Questionnaire, is correct and complete, and if there should be any changes in that information prior to Investor receiving the Shares, Investor will immediately provide the Company with the correct information.

4.                                       Agreements and Acknowledgements of  Investor.  Investor hereby agrees and acknowledges to the Company as follows.

4.1                                 No Registration.  Investor understands and agrees that the Shares are being acquired by Investor in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom.  Investor understands that the Shares have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Investor by the Company.  No federal or state governmental agency has passed on or made any recommendation or endorsement of the Shares or an investment in the Company.

4.2                                 Limitations on Disposition and Resale.  Investor understands and acknowledges that the Shares have not been and will not be registered under the Securities Act or the securities laws of any state and, unless the Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.  Investor understands that it may not be possible for Investor to liquidate his or her investment in the Company; and Investor agrees not to sell, transfer or otherwise dispose of the Shares unless the Shares have been so registered or an exemption from the requirement of registration is available under the Securities Act and any applicable state securities laws.  Investor further acknowledges and agrees that his or her ability to dispose of the Shares will be subject to restrictions contained in the Stockholders Agreement. Investor recognizes that there will not be any public trading market for the Shares and, as a result, Investor may be unable to sell or dispose of his or her interest in the Company.  Investor further acknowledges and agrees that, except as may be set forth in the Stockholders Agreement, the Company shall have no obligation to register the Shares.

4.3                                 Legend.  Investor acknowledges and agrees that the Shares received in the Contribution and represented by physical certificates will bear the following legend (or one to substantially similar effect):

“The shares represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”).  The shares have been acquired for investment and may not be sold, pledged or hypothecated in the United States in the absence of an effective registration statement for the shares under the Securities Act.  The shares represented by this certificate are subject to restrictions contained in a Stockholders Agreement, dated as of                     , 2003.  The Stockholders Agreement contains, among other things, certain provisions relating to the transfer of the shares subject to such agreement.  No transfer, sale, assignment, pledge, hypothecation or other disposition of the shares represented by this certificate, directly or indirectly, may be made except in accordance with the provisions of such Stockholders Agreement.  The holder of this certificate, by acceptance of this certificate, agrees to be bound by all of the provisions of such Stockholders Agreement applicable to the shares represented by this certificate.”

4.4                                 Newly Formed Entity.  Investor recognizes that the Company was only recently formed and, accordingly, has no financial or operating history and that the investment in the Company is extremely speculative and involves a high degree of risk.

4.5                                 Information Regarding the Company.  Investor acknowledges that (a) the Company has made available to Investor, a reasonable time prior to the date of this Agreement, information concerning the Company sufficient for Investor to make an informed decision regarding an investment in the Shares and an opportunity to ask questions and receive answers concerning the Shares; (b) the Company has made available to Investor, a reasonable time prior to the date of this Agreement, the opportunity to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense deemed necessary by Investor to verify the accuracy of the information provided, and has received all such additional information requested; and (c) except for information contained in documents filed by Varsity with the Securities and Exchange Commission prior to the date hereof and information provided by the Company to Investor contained, or described, in Exhibit A and Exhibit B-1 through Exhibit B-6, inclusive, to this Agreement, Investor has not relied on the Company, Varsity or any of their respective affiliates, officers, employees or representatives in connection with Investor’s investigation or the accuracy of the information provided or in making any investment decision.  Investor further acknowledges and agrees that the capital structure of the Company, and the terms of the Company preferred stock, immediately following the Merger shall be substantially as described in Exhibit A and Exhibit B-1 through Exhibit B-6, inclusive, to this Agreement.

4.6                                 Compliance with Agreement.  Investor agrees to execute any and all further documents necessary to become a stockholder of the Company.  Investor agrees to execute and deliver any and all further documents and writings, and to perform such other actions, as may be or become reasonably necessary or expedient to effect and carry out the terms of this Agreement.

4.7                                 Irrevocable Subscription and Cancellation.  Each of Investor and the Company understands that this subscription is irrevocable, except as expressly provided herein or otherwise provided in any applicable federal or state law governing this Agreement and the transactions contemplated herein.

5.                                       Attorneys’ Fees.  In the event of any litigation or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and costs as determined by a court or other adjudicator.

6.                                       Governing Law.  This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely in such state.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greater extent permitted by law.

7.                                       Assignment.  Investor shall have neither the right nor the power to assign or delegate any provision of this Agreement except with the prior written consent of the Company (which may be withheld in the Company’s sole discretion).  Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

8.                                       Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document.

9.                                       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the party to be bound thereby.

10.                                 Termination of Agreement.  This Agreement may be terminated: (i) by the mutual written consent of the parties hereto or (ii) by either party if the Merger Agreement is terminated for any reason whatsoever.

11.                                 Further Assurances.  Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have hereby executed this Contribution and Subscription Agreement as of the date set forth above.

INDIVIDUAL INVESTOR

Gregory C. Webb
Name (Print or Type)

Signature

Signature of Spouse

(Street Address)

(City and State) (Zip Code)

Telephone Number

Social Security Number or Taxpayer Identification Number

ACCEPTANCE

The foregoing subscription is hereby accepted, subject to the terms and conditions hereof, as of the date set forth above.

VBR HOLDING CORPORATION
a Delaware corporation

By:
	Name:	Jonathan A. Seiffer
	Title:	Vice President

CONFIDENTIAL INVESTMENT QUALIFICATION QUESTIONNAIRE

VBR HOLDING CORPORATION
A Delaware Corporation (the “Company”)

SPECIAL INSTRUCTIONS

In order to establish the availability under federal and state securities laws of an exemption from registration or qualification requirements for the proposed Contribution, you are required to represent and warrant, and by executing and delivering this questionnaire will be deemed to have represented and warranted, that the information stated herein is true, accurate and complete to the best of your knowledge and belief, and may be relied on by the Company.  Further, by executing and delivering this questionnaire you agree to notify the Company and supply corrective information promptly if, prior to the consummation of your exchange of the Rollover Shares for the Exchange Shares, any such information becomes inaccurate or incomplete.  Your execution of this questionnaire does not constitute any indication of your intent to subscribe for the Shares.

GENERAL INFORMATION

1.	General Information.

	a.	Name(s) of prospective investor(s):

	b.	Address:

	c.	Telephone Number:

	d.	State where registered to vote:

	e.	Social Security Number:

	f.	Please state the subscriber’s education and degrees earned:

		Degree	School	Year

g.	Current occupation (if retired, describe last occupation):

Employer:

Nature of Business:

Position:

Business Address:

Telephone Number:

2.	Accreditation. Does the subscriber satisfy one or more of the following accredited investor requirements? Contact the Company if none of the following is applicable.

Investor is:

	☐	A natural person whose net worth (or joint net worth with my spouse) is in excess of $1,000,000 as of the date hereof.

☐

A natural person whose income in the prior two years was, and whose income in the current year is reasonably expected to be in excess of $200,000 or whose joint income with my spouse in the prior two years was, and is reasonably expected to be in the current year in excess of $300,000.

INDIVIDUAL(S) SIGN HERE:

(Signature)

Gregory C. Webb
(Print Name)

(Address)

Social Security Number:

Spouse of Subscriber:

(Signature)